Exhibit 4.10

AMENDMENT No. 4 to Commercial Agreement of 30 December 2011

BETWEEN THE UNDERSIGNED:

1 BANQUE DU GROUPE CASINO, Société Anonyme with capital of 23,470,000 euros with head office situated at 6 avenue de Provence in Paris (IX arrondissement), registered with the trade and companies register in PARIS under number 434 130 423, represented by Mrs Catherine VIDAL, in her capacity as Chief Executive Officer, duly authorized for the purposes hereof;

Hereafter referred to as "BCA"

2 CDISCOUNT, Société Anonyme with capital of 5,162,154.62 euros, with head office situated at 120/126 Quai de Bacalan, 33000 Bordeaux, registered with the trade and companies register in BORDEAUX under number 424 059 822, represented by Mr. Stéphane BRUNEL, acting as Chief financial Officer, duly authorized for the purposes hereof;

Hereafter referred to as "Cdiscount"

Cdiscount and BCA are hereafter referred to individually as a "Party" and collectively the "Parties"

INTRODUCTION

On 30 December 2011, Cdiscount and Banque Casino concluded a commercial agreement for the development, promotion and distribution to customers of Cdiscount, via the Cdiscount website, and any marketing or distribution channels used by Cdiscount, financial products and services offered by Banque Casino (hereafter the Commercial Agreement).

In order to optimize the performance of Banque Casino by seeking the necessary skills and control of costs, the parties desired that Cdiscount would provide Banque Casino with the services necessary for the performance of its operations, in particular, debt collection services.

Given these factors, the parties decided to conclude this Amendment, purpose of which is to set the terms and conditions of the services provided by Cdiscount.

1. PURPOSE

The purpose of this Amendment is to supplement the provisions of the Commercial Agreement of December 30, 2011 and its Amendments.

All provisions of the Commercial Agreement remain applicable, unless expressly departed from in writing in this Amendment.

2. SERVICES PROVIDED BY CDISCOUNT

CDiscount shall provide Banque Casino, as further specified below and the criteria described in Schedule 1, with the services detailed in the said Schedule.

The last paragraph of Article 15 of the Commercial Agreement concluded between the Parties on December 30, 2011, namely:

AMENDMENT No. 4 to Commercial Agreement of 30 December 2011

"For its part, Cdiscount agrees to submit to any audit requested by the regulators of Banque Casino, to cooperate fully with them and to provide any information that may be requested by the said auditors."

It is removed by mutual agreement and replaced by the article as provided below.

2. NEW CLAUSE OF COMMERCIAL AGREEMENT

The Commercial Agreement concluded between the Parties on December 30, 2011, is completed, after article 15 "Auditing", by a new article worded as follows:

"ARTICLE 15-1: SUPERVISION BY THE ACPR (French Prudential Supervisory Authority):

In accordance with the provisions of article 239 h) of the Decree of 3 November 2014 relating to internal controls of companies in the banking sector, payment services and investment services subject to the control of the ACPR, BCA must ensure in its relations with external service providers that the latter accept that the ACPR has access to the information on outsourced activities necessary for it to perform its mission, including on site.

Therefore, Cdiscount accepts that the ACPR or, as the case may be, any other equivalent foreign authority as defined in Articles L. 632-7, L. 632-12 and L. 632-13 of the monetary and financial Code in the exercise of its right of supervision, may request Cdiscount to conduct an audit of its operations by way of implementation hereof: in this case, Cdiscount shall authorise this audit without formality or notice and undertakes to render to the auditors from the ACPR any assistance required, to supply them with any documents requested and to permit them to have access to the information on outsourced activities necessary for them to perform their supervisory role, including on site. ".

3. VOIDNESS - CHANGES IN LEGISLATION

If one or more provisions of this Amendment are deemed to be or become invalid or are declared as such under any law, regulation or following any final decision judicata of a competent court, the other provisions shall remain in full force and effect.

The parties shall then agree to discuss in good faith to find any other provision having the same effects as the provision so cancelled, provided that the economic balance and the commercial interests of the Parties can be preserved.

4. DURATION

This Amendment shall enter into effect on the day it is signed.

The duration of this Amendment is the same as that of the Commercial Agreement.

Addendum to the Commercial Agreement

AMENDMENT No. 4 to Commercial Agreement of 30 December 2011

Done at BORDEAUX, December 16, 2015, in two original copies.

For BANQUE CASINO	For CDISCOUNT
Name Catherine VIDAL	Name Stéphane BRUNEL
Capacity Chief Executive Officer	Capacity Chief Financial Officer
Signature	Signature

Addendum to the Commercial Agreement